UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2018

EIGER BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eiger Biopharmaceuticals, Inc.

2155 Park Blvd.

Palo Alto, California 94306

(Address of principal executive offices, including zip code)

(650) 272-6138

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02.	Results of Operations and Financial Condition.

On October 22, 2018, Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”), filed with the U.S. Securities and Exchange Commission, or the SEC, a preliminary prospectus supplement, or the Preliminary Prospectus, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to its Registration Statement on Form S-3 (Registration Statement No. 333-221972) filed with the SEC on December 8, 2017, and declared effective on December 20, 2017, in connection with a proposed public offering. In the Preliminary Prospectus, Eiger disclosed that it expects to report that it had approximately $65 million of cash, cash equivalents and debt securities as of September 30, 2018. This amount reflects Eiger’s estimates based solely upon information available to it as of the date of this Current Report on Form 8-K, is not a comprehensive statement of its financial results or position as of or for the nine months ended September 30, 2018, and has not been audited, reviewed or compiled by Eiger’s independent registered public accounting firm. Eiger’s financial closing procedures for the three and nine months ended September 30, 2018 are not yet complete and, as a result, Eiger’s final results upon completion of its closing procedures may vary from the preliminary estimates, and any such differences may be material.

The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On October 23, 2018, Eiger entered into an underwriting agreement, or the Underwriting Agreement, with BTIG, LLC, or the Underwriter, relating to the public offering, issuance and sale of 4,200,798 shares of the Company’s common stock, par value $0.001 per share, or the Common Stock. The price to the public in this offering is $10.35 per share, and the Underwriter has agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $9.936 per share. Under the terms of the Underwriting Agreement, Eiger also granted the Underwriter an option purchase up to an additional 630,120 shares of Common Stock. The gross proceeds to the Company from this offering are expected to be approximately $43.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, or $50.0 million if the Underwriter exercises in full its option to purchase additional shares of Common Stock. The offering is expected to close on October 25, 2018, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-221972) previously filed with the SEC and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

1.1	Underwriting Agreement, dated as of October 23, 2018, by and between Eiger BioPharmaceuticals, Inc. and BTIG, LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: October 23, 2018

	By:	/s/ James Welch
James Welch
Chief Financial Officer